Exhibit 10.21

Unusual Machines, Inc.

151 Calle De San Francisco

Ste. 200 PMB 2106

San Juan, Puerto Rico 00901-1607

855-921-4600

November 27, 2023

Dr. Allan Evans

1511 Ave Ponce De Leon

Ciudadela Unit 984

San Juan, Puerto Rico. 00909

Re:	Offer to become Chief Executive Officer Dear Allan:

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Chief Executive Officer (“CEO”) of Unusual Machines, Inc., a Puerto Rico corporation, (the “Company”). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as CEO, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. As CEO you will have the primary responsibility for managing all aspects of the Company and overseeing the preparation of all reports, registration statements and other filings required filed by the Company with the Securities and Exchange Commission (“SEC”) and executing the certifications required the Sarbanes Oxley Act of 2002 and the rules of the SEC as the principal executive officer of the Company. You will also attend investor meetings and road shows in connection with the Company’s initial public offering. You will report directly to the Board of Directors of the Company (the “Board”). You agree to devote substantially all of your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities, managing personal investment assets and subject to Board approval which will not be unreasonably withheld, serving on boards of other companies (public or private) not in competition with the Company, provided that none of these activities interferes with the performance of your duties hereunder or creates a conflict of interest.

1

Dr. Allan Evans

November 27, 2023

Location

Your principal place of employment shall be at offices we will supply for you located in San Juan, Puerto Rico. You will also be required to travel to the Company’s other offices and elsewhere as needed to properly fulfil your employment duties and responsibilities.

Start Date

Subject to satisfaction of all of the conditions described in this letter, this offer is based on a mutually acceptable start date, to be determined/your anticipated start date is December 4, 2023 (“Start Date”).

Base Salary

In consideration of your services, you will be paid an initial base salary of $250,000 per year (“Base Salary”), subject to review annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. Notwithstanding the foregoing, the Company shall be under no obligation to increase your Base Salary.

Annual Bonus

During your employment, you will be eligible to receive a discretionary bonus to the extent to the extent approved by the Company’s Board. Notwithstanding the foregoing, the Board may refuse to pay you any bonus in its sole discretion.

Equity Grants

Upon your execution and delivery of this Offer, you will be granted shares of restricted stock units (“RSUs”) equal to 5% of the outstanding common stock of the Company. The RSUs will vest on the earlier of (i) a secondary offering, (ii) a Change of Control event as defined in Treasury Regulation Section 1.409A-3(i)(5), or (iii) the one year anniversary of the date hereof. Subject to your continued employment with the Company as of the vesting date, the underlying shares of common stock shall be delivered promptly following the vesting dated.

Subject to the approval of the Company’s board of directors and the Company’s underwriter(s) in connection with its initial public offering, the Company will amend the Company’s current equity incentive plan to increase it by shares (equal to 5% of the outstanding common stock), subject to shareholder approval as required by the NYSE American exchange, to attract and retain other employees.

2

Dr. Allan Evans

November 27, 2023

Benefits

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's executives, including health and other benefits, subject to the terms and conditions of such plans and programs. You will be entitled to four weeks of paid vacation annually and at such times that do not interfere with the Company’s filing of reports and registration statements with the SEC and would not otherwise conflict with any activities approved by the Board. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Employment Agreement

The Company agrees to negotiate with you an acceptable Employment Agreement consistent with the terms of this offer letter. Provided, further, that the employment agreement shall be for a term of at least two years. Your Employment Agreement will contain a non- compete provision that For a period of 12 months after you are no longer employed by the Company, you will not, directly or indirectly, either as proprietor, stockholder, partner, officer, employee or otherwise, distribute, sell, offer to sell, or solicit any orders for the purchase or distribution of any products or services which are similar to those distributed, sold or provided by the Company during the 12 months preceding your termination of employment with the Company, to or from any person, firm or entity which was a customer of the Company during the 12 months preceding such termination of employment. You acknowledge that this Section in your Employment Agreement may not be waived by the Company without the consent of Red Cat Holdings, Inc.

3

Dr. Allan Evans

November 27, 2023

We are excited at the prospect of you joining our team on a full-time and permanent basis. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter to me within 2 days.

This offer is open for you to accept until November 28, 2023, at which time it will be deemed to be withdrawn. I look forward to hearing from you.

Yours sincerely,

UNUSUAL MACHINES, INC.

By: /s/ Thomas Walker
Thomas Walker, Chairman of the Board

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

Dr. Allan Evans

/s/ Dr. Allan Evans

Date: November 27, 2023